Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 15, 2009
Relating to Preliminary Prospectus Supplement dated September 14, 2009
Registration No. 333-158234
Cousins Properties Incorporated
FREE WRITING PROSPECTUS
This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated September 14, 2009 and the prospectus dated April 13, 2009 (the “Prospectus”) related to the Registration Statement on Form S-3 (File No. 333-158234) (the “Registration Statement”).

Issuer:	Cousins Properties Incorporated (the “Company”)
Securities Offered:	40,000,000 shares of common stock (including 170,000 shares reserved for sale to the Company’s directors, officers, employees, business associates and related persons)
Offering Price:	$7.25
Overallotment Option:	6,000,000 shares of common stock
Use of Proceeds:	The Company intends to use the net proceeds from the sale of the shares of its common stock to repay approximately $248.0 million of existing indebtedness under its unsecured revolving credit facility (the “Revolving Credit Facility”). The balance of the net proceeds will be used for general corporate purposes, which may include repaying additional indebtedness under the Revolving Credit Facility. Affiliates of certain of the underwriters in this offering act as lenders and/or agents under the Revolving Credit Facility, and those affiliates therefore will receive a portion of the proceeds from this offering through the repayment of those borrowings. See “Conflicts of Interest” below.
Trade Date:	September 15, 2009
Settlement Date:	September 21, 2009
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc.
Co-Managers	Wells Fargo Securities, LLC, PNC Capital Markets LLC, Morgan Keegan & Company, Inc., RBS Securities Inc., Piper Jaffray & Co. and Capital One Southcoast Inc.

Revised Underwriting Disclosure
The “Other Relationships” section under “Underwriting” in the Prospectus is replaced as follows:
Conflicts of Interest
     In the ordinary course of business, the underwriters or their affiliates have engaged and may in the future engage in various financings, banking and investment banking services with, and provide financial advisory services to, the Company and its affiliates, for which they have received or may receive customary fees and expenses.

     These various financing, banking and investment banking services include: Bank of America, N.A., an affiliate of Merrill, Lynch Pierce, Fenner & Smith Incorporated, is a lender, swingline lender, letter of credit lender and administrative agent under our amended and restated credit facility; Banc of America Securities LLC, an affiliate of Merrill, Lynch Pierce, Fenner & Smith Incorporated, is the lead arranger under our amended and restated credit facility; Bank of America, N.A. is a lender, letter of credit issuer and administrative agent under the CF Murfreesboro Associates loan, and Banc of America Securities LLC is joint lead arranger and joint book manager under the loan; Bank of America, N.A. is the counterparty to an ISDA Master Agreement and three Interest Rate Swap Agreements with us; Bank of America, N.A. is the agent for indebtedness related to our Charlotte Gateway Village property; an affiliate of J.P. Morgan Securities Inc. is the lender under a commercial real estate loan to one of our subsidiaries; Regions Bank, an affiliate of Morgan Keegan & Company, Inc., is a lender and co-agent under our amended and restated credit facility, is a lender and syndication agent under the Terminus 200 loan and is the lender under the Bentwater Links loan; PNC Bank, National Association, an affiliate of PNC Capital Markets LLC is a lender and documentation agent under our amended and restated credit facility, and PNC Bank is a lender under the Terminus 200 loan and the CF Murfreesboro Associates loan; Charter One Bank, N.A., an affiliate of RBS Securities Inc., is a lender and co-agent under our amended and restated credit facility; and Wells Fargo Bank, National Association, and Wachovia Bank, National Association, affiliates of Wells Fargo Securities, LLC, are lenders and documentation agents under our amended and restated credit facility, Wells Fargo Bank is a lender and administrative agent under the loan with respect to the Terminus 200 property, Wells Fargo Bank is a lender, syndication agent, joint lead arranger and joint book manager under the CF Murfreesboro Associates loan, and Wells Fargo Bank is servicing agent under the 333/555 North Point loan.
     Certain of the net proceeds from the sale of common stock, not including underwriting compensation, will be paid to one or more affiliates of Merrill, Lynch Pierce, Fenner & Smith Incorporated, Morgan Keegan & Company, Inc., PNC Capital Markets LLC, RBS Securities Inc. and Wells Fargo Securities, LLC in connection with repayment of debt owed under the Revolving Credit Facility. Because of the manner in which the net proceeds will be used, this offering is being conducted in accordance with NASD Rule 2720(a)(1).
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-866-500-5408, MORGAN STANLEY & CO. INCORPORATED AT 1-866-718-1649 AND J.P. MORGAN SECURITIES INC. AT 1-866-430-0686.

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